Exhibit 5.17

[Letterhead of Lisman, Webster, Kirkpatrick & Leckerling, P.C.]

January 29, 2004

Laidlaw International, Inc.
55 Shuman Road
Naperville, IL 60563

Jones Day
77 W. Wacker Drive
Chicago, IL 60601

$406,000,000 10 ¾ % Senior Note Offering
By Laidlaw International, Inc. and Certain Guarantors

Ladies and Gentlemen:

     This opinion is being rendered to you in connection with the exchange offer (the “Exchange Offer”) by Laidlaw International, Inc. (the “Issuer”) relating to its 10 ¾ % Senior Notes due 2011 (the “Outstanding Notes”) issued pursuant to an Indenture, dated June 3, 2003, among the Issuer, the guarantors named therein and Deutsche Bank Trust Company Americas (as amended by the First Supplemental Indenture, dated June 18, 2003, the “Indenture”), to various purchasers. The Exchange Offer is described in a Registration Statement (the “Registration Statement”), filed with the Securities and Exchange Commission on January 29, 2004. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Indenture.

     We acted as special counsel to the Issuer, as corporate parent of Emcare of Vermont, Inc. (the“Guarantor”) in connection with the issuance and sale of the Senior Notes. We understand that the Guarantor will issue it guaranty, in the form of the guaranty, dated June 3, 2003 (the “Exchange Guaranty”) at such time as the Registration Statement is declared effective by the Securities and Exchange Commission.

     We have examined and are familiar with the Indenture and an executed copy of the guaranty, dated June 3, 2003, of the Guarantor.

     In rendering this opinion, we have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of the following documents and records:

1.	A copy of resolutions adopted by the Shareholder and Board of Directors of the Guarantor, effective May 22, 2003, authorizing, inter alia, the execution and delivery of the Indenture and the Exchange Guaranty by the Guarantor, certified as true and correct and in effect as of the date thereof by its Secretary;

2.	The Articles of Incorporation of the Guarantor, as amended to date, certified as of May 13, 2003 by the Secretary of State of the State of Vermont;

Laidlaw International, Inc.
Jones Day

3.	Certificates, dated May 13, 2003 and January 29, 2004, from the Secretary of State of the State of Vermont, as to the Guarantor’s good standing;

4.	The Bylaws of the Guarantor, as amended to date, certified as true, correct and complete as of January 29, 2004, by its Secretary;

5.	The online database maintained by the Secretary of State of the State of Vermont, as published on January 29, 2004; and

6.	Such other corporate documents and records of the Guarantor, such other certifications or representations as to factual matters of public officials and officers of the Guarantor and such other documents as we have deemed necessary or appropriate for the purpose of rendering this opinion.

     The opinion hereinafter set forth relative to the Guarantor’s incorporation, valid existence and good standing under the laws of the State of Vermont is based solely upon the above-referenced certificates from and database maintained by the Secretary of State of Vermont, and we have not conducted an independent review or investigation of the matters set forth in such certificate.

     Further, all opinions expressed herein are premised upon the assumptions that: (i) all records and documents examined by us in the preparation of this opinion are complete, authentic and accurate; (ii) all signatures contained in such records and documents are genuine signatures of parties purporting to have signed the same; (iii) all natural persons signing said documents and records had, at the time of such signing, full legal capacity to sign and deliver said documents; and (iv) each of the Indenture and Exchange Guaranty is the legal, valid and binding obligation of the lender, trustee or other participant, as the case may be, enforceable against each of them in accordance with the terms thereof. We have further assumed, without independent investigation, that each of the parties will perform its obligations under the Indenture in good faith and will act reasonably in exercising any discretion thereunder. Although we have premised our opinions contained herein upon the assumptions stated above and have neither independently investigated nor attempted to verify or establish the accuracy of such matters, nothing has come to the attention of those attorneys in our firm who have devoted substantive attention to the transactions contemplated by the Indenture which would lead us to question the accuracy of such assumptions.

     Based on the foregoing and upon such examination of law as we have deemed necessary, and subject to the assumptions and qualifications hereinafter set forth, we are of the opinion that:

1.	The Guarantor is validly existing and in good standing under its jurisdiction of organization;

2.	As of the date of the Indenture the Guarantor had all necessary corporate power and authority to enter into, and of the date hereof the Guarantor has all necessary corporate power and authority to performs its obligations under the Indenture.

Laidlaw International, Inc.
Jones Day

3.	The execution, delivery and performance by the Guarantor of the Indenture has been duly authorized by all necessary action of the Guarantor.

4.	When the Registration Statement becomes effective under the Securities Act of 1933 and the Exchange Guaranty is delivered in accordance with the terms of the Exchange Offer in exchange for the guaranty, dated June 3, 2003, of the Guarantor of the Outstanding Notes, the Exchange Guaranty will constitute a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

     The foregoing opinions are subject to the following and further assumptions, limitations, qualifications and exceptions:

(a)	Our opinions are subject to (i) applicable bankruptcy, insolvency, avoidance, reorganization, moratorium or similar laws affecting the rights of creditors and banks generally, including any statutory or other laws regarding fraudulent conveyances or transfers and preferential transfers or bulk transfers and (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)	Our opinions are further qualified by principles of law that: (i) limit or affect the enforcement of provisions of a contract that purport to constitute a waiver of the obligations of good faith, fair dealing, diligence or reasonableness, (ii) provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected, (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iv) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights, (v) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale, (vi) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own actions or inactions, (vii) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (vii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (viii) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless (A) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (B) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract, (ix) may permit notice to be given by a means or in a manner different from that specified in a contract, (x) limit or deny the right of a party to act as an attorney-in-fact for another, (xi) limit or deny enforcement of any forfeitures, liquidated damages or late charges to the extent the same are found to be

Laidlaw International, Inc.
Jones Day

penalties in violation of public policy, (xii) limit or deny enforcement of a waiver of jury trial as not knowingly and voluntarily given or as violation of public policy, or (xiii) deny enforcement to a selection of law provision.

     The opinions herein expressed are limited to matters of Vermont and United States federal law. We express no opinion as to the effect or applicability of the laws of any other jurisdiction.

     This opinion is intended solely for your use in connection with the Exchange Offer, and may not be reproduced or filed publicly, or relied upon by any other person, without the written consent of the undersigned; however, we acknowledge and consent to inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Carl H. Lisman